Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Nine Months Ended September 30, 2023

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, November 1, 2023 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net loss for the three months ended September 30, 2023 of $29,000, or $0.00 per basic and diluted share, compared to net income of $1.9 million, or $0.14 per basic and diluted share, for the three months ended September 30, 2022. The Company reported net income for the nine months ended September 30, 2023 of $1.8 million, or $0.14 per basic and diluted shares, compared to net income of $5.0 million, or $0.36 per basic and diluted share, for the nine months ended September 30, 2022.

On October 3, 2022, the Company announced it had received regulatory approval for the repurchase of up to 556,631 shares of its common stock, which was approximately 10% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC). As of September 30, 2023, all shares under this program have been repurchased, including the repurchase of 196,259 shares of stock during the nine months ended September 30, 2023 at a cost of $2.1 million.

On May 24, 2023, the Company announced it had received regulatory approval for the repurchase of up to 249,920 shares of its common stock, which was approximately 5% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC). As of September 30, 2023, 122,301 shares have been repurchased under this program at a cost of $938,000.

Other Financial Highlights:

•

Total assets decreased $24.1 million, or 2.5%, to $927.0 million at September 30, 2023 from $951.1 million at December 31, 2022, due to a decrease in loans and securities, offset by an increase in cash and cash equivalents.

•	Cash and cash equivalents increased $8.1 million, or 48.3%, to $25.0 million at September 30, 2023 from $16.8 million at December 31, 2022.

•	Securities decreased $28.1 million, or 17.3%, to $134.4 million at September 30, 2023 from $162.5 million at December 31, 2022.

•	Net loans decreased $8.7 million, or 1.2%, to $710.3 million at September 30, 2023 from $719.0 million at December 31, 2022.

•

Total deposits were $645.3 million, decreasing $56.1 million, or 8.0%, as compared to $701.4 million at December 31, 2022, primarily due to a $62.4 million decrease in non-interest-bearing deposits, checking, savings and money market accounts, offset by a $6.3 million increase in certificates of deposit. The average rate paid on deposits at September 30, 2023 increased 126 basis points to 3.08% at September 30, 2023 from 1.82% at December 31, 2022 due to higher interest rates and a larger percentage of deposits consisting of higher-costing certificates of deposit.

•	Federal Home Loan Bank advances increased $33.0 million, or 32.2% to $135.3 million at September 30, 2023 from $102.3 million as of December 31, 2022.

•	Annualized return on average assets was 0.26% for the nine-month period ended September 30, 2023 compared to 0.76% for nine-month period ended September 30, 2022.

•	Annualized return on average equity was 1.75% for the nine-month period ended September 30, 2023 compared to 4.62% for the nine-month period ended September 30, 2022.

•

Upon adoption of the CECL method of calculating the allowance for credit losses on January 1, 2023, the Bank recorded a one-time decrease, net of tax, in retained earnings of $220,000, an increase to the allowance for credit losses of $157,000 and an increase in the reserve for unfunded liabilities of $152,000.

Joseph Coccaro, President and Chief Executive Officer, said “The impact of higher interest rates continues to impact our net interest margin. Our net income and return on average assets for the first nine months of 2023 are disappointing when compared to prior periods due to the increase in deposit and borrowing costs exceeding our growth in loan revenue. Currently, because of the interest rate environment, loan opportunities, especially residential and construction have significantly diminished. However, we continue to examine opportunities to grow the balance sheet based on loans that meet our risk tolerance and pricing parameters.”

“The Bank continues to be prudent with its lending and interest rate risk management. We remain well-capitalized with substantial reserve sources of liquidity and are managing expenses. We are currently working on a new branch in Upper Saddle River, NJ, which will be the Bank’s seventh stand-alone branch. The Bank anticipates this office will open in December 2023.”

Mr. Coccaro further stated, “We will continue to focus on delivering excellent services to our customers. The Company continues to repurchase shares of our common stock which will drive shareholder value.”

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended September 30, 2023 and September 30, 2022

Net income decreased by $2.0 million, or 101.5%, to a net loss of $29,000 for the three months ended September 30, 2023 from net income of $1.9 million for the three months ended September 30, 2022. This decrease was primarily due to a decrease of $3.0 million in net interest income partially offset by a decrease of $175,000 in the provision for credit losses and a decrease of $859,000 in income tax expense.

Interest income increased $1.1 million, or 13.6%, from $8.2 million for the three months ended September 30, 2022 to $9.3 million for the three months ended September 30, 2023 due to increases in the average balances and higher yields on interest earning assets.

Interest income on cash and cash equivalents increased $138,000, or 460.0%, to $168,000 for the three months ended September 30, 2023 from $30,000 for the three months ended September 30, 2022 due a 316 basis point increase in the average yield from 2.05% for the three months ended September 30, 2022 to 5.21% for the three months ended September 30, 2023 due to the higher interest rate environment. The increase was also due to a $6.9 million increase in the average balance to $12.8 million for the three months ended September 30, 2023 from $5.9 million for the three months ended September 30, 2022, reflecting the increase of liquidity due to lower loan originations.

Interest income on loans increased $962,000, or 13.7%, to $8.0 million for the three months ended September 30, 2023 compared to $7.0 million for the three months ended September 30, 2022 due primarily to $40.6 million increase in the average balance to $710.7 million for the three months ended September 30, 2023 from $670.1 million for the three months ended September 30, 2022 and a 30 basis point increase in the average yield from 4.15% for the three months ended September 30, 2022 to 4.45% for the three months ended September 30, 2023. The increase was offset by a $348,000 reserve for nonaccrual interest on a delinquent construction loan.

Interest income on securities decreased $53,000, or 5.0%, to $1.0 million for the three months ended September 30, 2023 from $1.1 million for the three months ended September 30, 2022 primarily due to a $44.1 million decrease in the average balance to $138.5 million for the three months ended September 30, 2023 from $182.6 million for the three months ended September 30, 2022 offset by a 59 basis point increase in the average yield from 2.32% for the three months ended September 30, 2022 to 2.91% for the three months ended September 30, 2023.

Interest expense increased $4.1 million, or 208.7%, from $2.0 million for the three months ended September 30, 2022 to $6.1 million for the three months ended September 30, 2023 due to increases in the average balance of and higher costs on interest -bearing liabilities.

Interest expense on interest-bearing deposits increased $3.6 million, or 288.2%, to $4.9 million for the three months ended September 30, 2023 from $1.3 million for the three months ended September 30, 2022. The increase was due to a 229 basis point increase in the average cost of deposits to 3.11% for the three months ended September 30, 2023 from 0.82% for the three months ended September 30, 2022. The increase in the average cost of deposits was due to the higher interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit increased $94.9 million to $498.1 million for the three months ended September 30, 2023 from $403.2 million for the three months ended September 30, 2022 while NOW and money market accounts and savings accounts decreased $63.2 million and $14.7 million for the three months ended September 30, 2023, respectively, compared to the three months ended September 30, 2022.

Interest expense on Federal Home Loan Bank borrowings increased $503,000, or 70.2%, from $717,000 for the three months ended September 30, 2022 to $1.2 million for the three months ended September 30, 2023. The increase was due to an increase in the average cost of 156 basis points to 3.86% for the three months ended September 30, 2023 from 2.30% for the three months ended September 30, 2022 due to the new borrowings at higher rates. The increase was partially offset by a decrease in the average balance of borrowings of $3.2 million to $125.3 million for the three months ended September 30, 2023 from $128.5 million for the three months ended September 30, 2022.

Net interest income decreased $3.0 million, or 48.2%, to $3.2 million for the three months ended September 30, 2023 from $6.2 million for the three months ended September 30, 2022. The decrease reflected a 167 basis point decrease in our net interest rate spread to 1.01% for the three months ended September 30, 2023 from 2.68% for the three months ended September 30, 2022. Our net interest margin decreased 138 basis points to 1.47% for the three months ended September 30, 2023 from 2.85% for the three months ended September 30, 2022.

We recorded no provision for credit losses for the three months ended September 30, 2023 compared to a $175,000 provision for loan losses for the three-month period ended September 30, 2022. The Bank had a decrease in the loan portfolio and continues to have no charge-offs.

Non-interest income increased by $20,000, or 7.5%, to $290,000 for the three months ended September 30, 2023 from $270,000 for the three months ended September 30, 2022. Bank-owned life insurance income increased $13,000, or 7.0%, due higher balances during 2023. The increase was also due to an increase in fee and service charges of $14,000 due to a higher collection of late charges.

For the three months ended September 30, 2023, non-interest expense increased $23,000, or 0.6%, over the comparable 2022 period. Salaries and employee benefits increased $120,000, or 5.6%, due to a higher employee count. Director fees decreased $30,000, or 15.9%, due to lower pension expense. FDIC insurance premiums increased $79,000, or 145.5%, due to a higher assessment rate in 2023. The decrease in advertising expense of $30,000, or 19.3%, was due to reduced promotions for branch locations and less promotions on deposit and loan products. Data processing expense decreased $105,000, or 33.9%, due to lower processing costs. Professional fees decreased $14,000, or 8.7%, due to lower legal expense and other expense decreased $21,000, or 8.1%, due to lower deferred compensation expense and other various expenses.

Income tax expense decreased $859,000, or 117.1%, to a benefit of $125,000 for the three months ended September 30, 2023 from a $734,000 expense for the three months ended September 30, 2022. The decrease was due to $2.8 million of lower taxable income.

Comparison of Operating Results for the Nine Months Ended September 30, 2023 and September 30, 2022

Net income decreased by $3.2 million, or 63.4%, to $1.8 million for the nine months ended September 30, 2023 from $5.0 million for the nine months ended September 30, 2022. This decrease was primarily due to a decrease of $5.0 million in net interest income, offset by a decrease of $400,000 in the provision for credit losses and a decrease of $1.5 million in income tax expense.

Interest income increased $6.3 million, or 29.7%, from $21.4 million for the nine months ended September 30, 2022 to $27.7 million for the nine months ended September 30, 2023 due to increases in the average balances of and higher yields on interest-earning assets.

Interest income on cash and cash equivalents increased $334,000, or 375.3%, to $423,000 for the nine months ended September 30, 2023 from $89,000 for the nine months ended September 30, 2022 due a 462 basis point increase in the average yield from 0.36% for the nine months ended September 30, 2022 to 4.98% for the nine months ended September 30, 2023 due to the higher interest rate environment. This was offset by a $21.1 million decrease in the average balance to $11.4 million for the nine months ended September 30, 2023 from $32.5 million for the nine months ended September 30, 2022, reflecting the use of excess liquidity to fund loan originations and purchase investment securities.

Interest income on loans increased $5.4 million, or 29.4%, to $23.8 million for the nine months ended September 30, 2023 compared to $18.4 million for the nine months ended September 30, 2022 due primarily to a $101.4 million increase in the average balance to $713.6 million for the nine months ended September 30, 2023 from $612.3 million for the nine months ended September 30, 2022 and a 45 basis point increase in the average yield from 4.01% for the nine months ended September 30, 2022 to 4.46% for the nine months ended September 30, 2023. The increase was offset by a $1.0 million reserve for nonaccrual interest on a delinquent construction loan.

Interest income on securities increased $423,000, or 15.7%, to $3.1 million for the nine months ended September 30, 2023 from $2.7 million for the nine months ended September 30, 2022 due primarily to a 66 basis point increase in the average yield from 2.14% for the nine months ended September 30, 2022 to 2.80% for the nine months ended September 30, 2023. The increase was offset by a $19.3 million decrease in the average balance of securities to $148.8 million for the nine months ended September 30, 2023 from $168.1 million for the nine months ended September 30, 2022.

Interest expense increased $11.4 million, or 262.2%, from $4.3 million for the nine months ended September 30, 2022 to $15.7 million for the nine months ended September 30, 2023 due to increases in the average balance of and higher costs on interest-bearing liabilities.

Interest expense on interest-bearing deposits increased $9.9 million, or 336.7%, to $12.8 million for the nine months ended September 30, 2023 from $2.9 million for the nine months ended September 30, 2022. The increase was due to a 200 basis point increase in the average cost of interest-bearing deposits to 2.67% for the nine months ended September 30, 2023 from 0.67% for the nine months ended September 30, 2022. The increase in the average cost of deposits was due to the higher interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit increased $128.7 million to $498.5 million for the nine months ended September 30, 2023 from $369.8 million for the nine months ended September 30, 2022 while NOW and money market accounts and savings accounts decreased $54.9 million and $15.0 million for the nine months ended September 30, 2023, respectively, compared to the nine months ended September 30, 2022.

Interest expense on Federal Home Loan Bank borrowings increased $1.5 million, or 106.7%, from $1.4 million for the nine months ended September 30, 2022 to $2.9 million for the nine months ended September 30, 2023. The increase was due to an increase in the average cost of 158 basis points to 3.50% for the nine months ended September 30, 2023 from 1.92% for the nine months ended September 30, 2022 due to the new borrowings at higher rates. The increase was also due to an increase in the average balance of borrowings of $13.3 million to $110.9 million for the nine months ended September 30, 2023 from $97.6 million for the nine months ended September 30, 2022.

Net interest income decreased $5.0 million, or 29.4%, to $12.0 million for the nine months ended September 30, 2023 from $17.0 million for the nine months ended September 30, 2022. The increase reflected a 122 basis point decrease in our net interest rate spread to 1.41% for the nine months ended September 30, 2023 from 2.63% for the nine months ended September 30, 2022. Our net interest margin decreased 96 basis points to 1.82% for the nine months ended September 30, 2023 from 2.78% for the nine months ended September 30, 2022.

We recorded a $125,000 recovery of credit losses for the nine months ended September 30, 2023 compared to a $275,000 provision for loan losses for the nine-month period ended September 30, 2022. The Bank had a decrease in the loan portfolio as well as no charge-offs offset by increased delinquent and non-performing loans. As of January 1, 2023 the Bank adopted CECL and recorded a one-time adjustment of $157,000 to the allowance for credit losses.

Non-interest income decreased by $12,000, or 1.3%, to $856,000 for the nine months ended September 30, 2023 from $868,000 for the nine months ended September 30, 2022. Gain on sale of loans decreased $58,000, or 66.2%, as loan originations were lower in 2023 due to the higher interest rate environment and the decision to slow loan production to preserve capital and liquidity. Other income decreased $40,000 or 29.8%. These decreases were partially offset by an increase in income from bank-owned life insurance of $64,000, or 12.4%, due to higher balances during 2023.

For the nine months ended September 30, 2023, non-interest expense increased $37,000, or 0.3%, over the comparable 2022 period. Salaries and employee benefits increased $421,000, or 6.7%, due to a higher employee count. Director fees decreased $130,000, or 21.3%, due to lower pension expense. FDIC insurance premiums increased $158,000, or 97.3%, due to a higher assessment rate in 2023. Data processing decreased $202,000, or 22.0%, due to the timing of invoices. Other expense decreased $244,000, or 27.0%, due to lower deferred compensation expense and other various expenses.

Income taxes decreased $1.5 million, or 79.5%, to a benefit of $386,000 for the nine months ended September 30, 2023 from an expense of $1.9 million for the nine months ended September 30, 2022. The decrease was due to $4.7 million, or 67.8%, of lower taxable income. The effective tax rate for the three and nine months ended September 30, 2023 and 2022 was 17.49% and 27.46%, respectively.

Balance Sheet Analysis

Total assets were $927.0 million at September 30, 2023, representing a decrease of $24.1 million, or 2.5%, from December 31, 2022. Cash and cash equivalents increased $8.1 million during the period primarily due to loan payments received and proceeds from the call and maturity of securities. Net loans decreased $8.7 million, or 1.2%, due to $55.5 million in repayments, partially offset by new production of $46.8 million. Due to the interest rate environment, we have seen a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods. Securities held to maturity decreased $11.5 million, or 14.9%, and securities available for sale decreased $16.6 million or 19.5%, due to the repayments of mortgage-backed securities and maturities of corporate bonds.

Delinquent loans increased $18.0 million to $19.5 million, or 2.74% of total loans, at September 30, 2023. The increase was mostly due to one commercial construction loan located in Totowa New Jersey with a balance of $10.9 million with a loan to value ratio of 46%. During the same timeframe, non-performing assets increased to $12.3 million and were 1.33% of total assets at September 30, 2023. The Company’s allowance for credit losses was 0.39% of total loans and 22.62% of non-performing loans at September 30, 2023 compared to 0.36% of total loans and 136.3% of non-performing loans at December 31, 2022. The Bank does not have any exposure to commercial real estate loans secured by office space.

Total liabilities decreased $22.1 million, or 2.7%, to $789.4 million mainly due to a $56.1 million decrease in deposits, offset by a $33.0 million increase in borrowings. Total deposits decreased $56.1 million, or 8.0%, to $645.3 million at September 30, 2023 from $701.4 million at December 31, 2022. The decrease in deposits reflected decreases in NOW, money market and savings accounts, which decreased by $56.2 million from $170.2 million at December 31, 2022 to $114.0 million at September 30, 2023, offset by an increase in certificate of deposit accounts, which increased by $6.3 million to $498.9 million from $492.6 million at December 31, 2022. At September 30, 2023, uninsured deposits represented 8.4% of the Bank’s total deposits. Federal Home Loan Bank advances increased $33.0 million, or 32.2%, to fund loan growth and deposit outflows. Total borrowing capacity at the Federal Home Loan Bank is $320.2 million of which $135.3 million is advanced.

Total stockholders’ equity decreased $2.0 million to $137.7 million, due to increased accumulated other comprehensive loss for securities available for sale of $1.4 million and the repurchase of 318,560 shares of stock during the period at a cost of $3.0 million, offset by net income of $1.8 million for the nine months ended September 30, 2023. At September 30, 2023, the Company’s ratio of total stockholders’ equity adjusted for AOCI to total assets adjusted for the allowance for credit losses was 15.67%, compared to 17.08% at September 30, 2022.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, potential recessionary conditions, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the impact of a potential government shutdown, and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(unaudited)

	As of	As of
	September 30, 2023	December 31, 2022
Assets
Cash and due from banks	$7,213,903	$8,160,028
Interest-bearing deposits in other banks	17,763,418	8,680,889

Cash and cash equivalents	24,977,321	16,840,917
Securities available for sale, at fair value	68,518,624	85,100,578
Securities held to maturity (fair value of $57,033,705 and $70,699,651, respectively)	65,927,156	77,427,309
Loans, net of allowance of $2,785,949 and $2,578,174, respectively	710,292,859	719,025,762
Premises and equipment, net	7,765,804	7,884,335
Federal Home Loan Bank (FHLB) stock and other restricted securities	7,158,400	5,490,900
Accrued interest receivable	3,672,882	3,966,651
Core deposit intangibles	220,661	267,272
Bank-owned life insurance	30,780,398	30,206,325
Other assets	7,714,828	4,888,954

Total Assets	$927,028,933	$951,099,003

Liabilities and Equity
Non-interest bearing deposits	$33,420,666	$38,653,349
Interest bearing deposits	611,857,823	662,758,100

Total deposits	645,278,489	701,411,449
FHLB advances-short term	39,000,000	59,000,000
FHLB advances-long term	96,314,543	43,319,254
Advance payments by borrowers for taxes and insurance	3,460,726	3,174,661
Other liabilities	5,321,920	4,534,516

Total liabilities	789,375,678	811,439,880

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,373,766 issued and outstanding at September 30, 2023 and 13,699,016 at December 31, 2022	133,737	136,989
Additional paid-in capital	56,688,749	59,099,476
Retained earnings	93,354,828	91,756,673
Unearned ESOP shares (416,491 shares at September 30, 2023 and 436,945 shares at December 31, 2022)	(4,897,099)	(5,123,002)
Accumulated other comprehensive loss	(7,626,960)	(6,211,013)

Total stockholders’ equity	137,653,255	139,659,123

Total liabilities and stockholders’ equity	$927,028,933	$951,099,003

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Interest income
Loans, including fees	$7,980,388	$7,018,200	$23,821,545	$18,403,802
Securities
Taxable	994,791	1,013,034	3,042,389	2,582,869
Tax-exempt	13,159	48,027	78,293	115,305
Other interest-earning assets	301,081	96,139	771,584	263,634

Total interest income	9,289,419	8,175,400	27,713,811	21,365,610

Interest expense
Deposits	4,851,926	1,249,693	12,777,907	2,925,685
FHLB advances	1,220,166	716,705	2,900,359	1,402,741

Total interest expense	6,072,092	1,966,398	15,678,266	4,328,426

Net interest income	3,217,327	6,209,002	12,035,545	17,037,184
Provision (recovery) for credit losses	—	175,000	(125,000)	275,000

Net interest income after (recovery) provision for credit losses	3,217,327	6,034,002	12,160,545	16,762,184

Non-interest income
Fees and service charges	61,529	47,090	159,381	136,886
Gain on sale of loans	—	—	29,375	86,913
Bank-owned life insurance	197,873	185,085	574,073	510,527
Other	30,332	37,336	93,660	133,325

Total non-interest income	289,734	269,511	856,489	867,651

Non-interest expense
Salaries and employee benefits	2,274,347	2,154,654	6,737,952	6,316,898
Occupancy and equipment	372,626	347,036	1,114,170	1,033,846
FDIC insurance assessment	132,571	54,000	319,690	162,000
Data processing	205,721	311,106	717,913	920,293
Advertising	126,000	156,145	369,383	368,435
Director fees	159,336	189,424	478,011	607,749
Professional fees	149,251	163,500	412,519	459,253
Other	241,530	262,890	661,300	905,428

Total non-interest expense	3,661,382	3,638,755	10,810,938	10,773,902

Income (loss) before income taxes	(154,321)	2,664,758	2,206,096	6,855,933
Income tax (benefit) expense	(125,268)	734,152	385,801	1,882,423

Net (loss) income	$(29,053)	$1,930,606	$1,820,295	$4,973,510

Earnings per Share—basic	$(0.00)	$0.14	$0.14	$0.36
Earnings per Share—diluted	$(0.00)	$0.14	$0.14	$0.36
Weighted average shares outstanding—basic	13,037,903	13,468,751	13,103,951	13,661,851
Weighted average shares outstanding—diluted	13,037,903	13,529,857	13,103,951	13,704,688

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended September 30,		At or for the Nine Months Ended September 30,
	2023	2022	2023	2022
Performance Ratios (1):
Return (loss) on average assets (2)	(0.01)%	0.95%	0.26%	0.76%
Return (loss) on average equity (3)	(0.08)%	5.56%	1.75%	4.62%
Interest rate spread (4)	1.01%	2.68%	1.41%	2.63%
Net interest margin (5)	1.47%	2.85%	1.82%	2.78%
Efficiency ratio (6)	104.40%	56.17%	83.05%	60.17%
Average interest-earning assets to average interest-bearing liabilities	116.68%	118.42%	117.21%	120.59%
Net loans to deposits	110.08%	105.83%	110.08%	105.83%
Average equity to assets (7)	15.00%	14.91%	14.88%	16.52%
Capital Ratios:
Tier 1 capital to average assets			15.67%	17.08%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans			0.39%	0.36%
Allowance for credit losses as a percent of non-performing loans			22.62%	128.84%
Net charge-offs to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			1.73%	0.27%
Non-performing assets as a percent of total assets			1.33%	0.20%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income yield is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5%.

(5)	Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5%.
(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022

	(unaudited)
Real estate:
Residential First Mortgage	$459,635,136	$466,100,627
Commercial and Multi-Family Real Estate	167,767,921	162,338,669
Construction	51,537,604	61,825,478
Commercial and Industrial	5,697,696	1,684,189
Consumer:
Home Equity and Other Consumer	28,440,451	29,654,973

Total loans	713,078,808	721,603,936
Allowance for credit losses	(2,785,949)	(2,578,174)

Net loans	$710,292,859	$719,025,762

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At September 30,			At December 31,
	2023			2022
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(unaudited)
Noninterest bearing demand accounts	$32,353,920	5.01%	—%	$38,653,472	5.52%	—%
NOW accounts	49,142,170	7.62	2.11	82,720,214	11.79	0.88
Money market accounts	17,627,118	2.73	0.31	30,037,106	4.28	0.32
Savings accounts	47,237,005	7.32	1.77	57,407,955	8.18	0.49
Certificates of deposit	498,918,276	77.32	3.60	492,592,702	70.23	2.37

Total	$645,278,489	100.00%	3.08%	$701,411,449	100.00%	1.82%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2023			2022
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost

	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$12,764	$168	5.21%	$5,912	$31	2.05%
Loans	710,725	7,981	4.45%	670,145	7,019	4.15%
Securities	138,479	1,008	2.91%	182,626	1,061	2.32%
Other interest-earning assets	6,620	132	8.04%	6,629	65	3.99%

Total interest-earning assets	868,588	9,289	4.25%	865,312	8,176	3.75%
Non-interest-earning assets	54,179			51,273

Total assets	$922,767			$916,585

Liabilities and equity:
NOW and money market accounts	$74,785	$354	1.88%	$138,015	$173	0.50%
Savings accounts	46,177	214	1.83%	60,912	40	0.26%
Certificates of deposit	498,082	4,284	3.41%	403,223	1,037	1.02%

Total interest-bearing deposits	619,044	4,852	3.11%	602,150	1,250	0.82%
Federal Home Loan Bank advances (1)	125,344	1,220	3.86%	128,534	717	2.30%

Total interest-bearing liabilities	744,388	6,072	3.24%	730,684	1,967	1.08%

Non-interest-bearing deposits	38,257			40,028
Other non-interest-bearing liabilities	1,727			4,232

Total liabilities	784,372			774,944
Total equity	138,395			141,641

Total liabilities and equity	$922,767			$916,585

Net interest income		$3,217			$6,209

Interest rate spread (2)			1.01%			2.68%
Net interest margin (3)			1.47%			2.85%
Average interest-earning assets to average interest-bearing liabilities	116.68%			118.42%

1.

Cash flow hedges are used to manage interest rate risk. During the three months ended September 30, 2023, the net effect on interest expense on the Federal Home Loan Bank advances was a reduced expense of $92,000.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30,
	2023			2022
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost

	(Dollars in thousands)
Assets:
Cash and cash equivalents	$11,352	$423	4.98%	$32,485	$88	0.36%
Loans	713,603	23,822	4.46%	612,252	18,404	4.01%
Securities	148,802	3,121	2.80%	168,081	2,698	2.14%
Other interest-earning assets	6,110	348	7.62%	5,458	175	4.30%

Total interest-earning assets	879,867	27,714	4.20%	818,276	21,365	3.49%
Non-interest-earning assets	54,380			52,040

Total assets	$934,247			$870,316

Liabilities and equity:
NOW and money market accounts	$91,781	$1,089	1.59%	$146,653	$610	0.56%
Savings accounts	49,529	375	1.01%	64,509	126	0.26%
Certificates of deposit	498,460	11,314	3.03%	369,808	2,189	0.79%

Total interest-bearing deposits	639,770	12,778	2.67%	580,970	2,925	0.67%
Federal Home Loan Bank advances (1)	110,875	2,900	3.50%	97,571	1,403	1.92%

Total interest-bearing liabilities	750,645	15,678	2.79%	678,541	4,328	0.85%

Non-interest-bearing deposits	38,253			44,256
Other non-interest-bearing liabilities	6,351			3,705

Total liabilities	795,249			726,502
Total equity	138,998			143,814

Total liabilities and equity	$934,247			$870,316

Net interest income		$12,036			$17,037

Interest rate spread (2)			1.41%			2.63%
Net interest margin (3)			1.82%			2.78%
Average interest-earning assets to average interest-bearing liabilities	117.21%			120.59%

1.

Cash flow hedges are used to manage interest rate risk. During the nine months ended September 30, 2023, the net effect on interest expense on the Federal Home Loan Bank advances was a reduced expense of $139,000.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30, 2023 Compared to Three Months Ended September 30, 2022			Nine Months Ended September 30, 2023 Compared to Nine Months Ended September 30, 2022
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net

	(In thousands)
	(unaudited)
Interest income:
Cash and cash equivalents	$59	$79	$138	$(129)	$463	$334
Loans receivable	439	523	962	3,229	2,189	5,418
Securities	(1,076)	1,023	(53)	(487)	910	423
Other interest earning assets	(1)	68	67	23	150	173

Total interest-earning assets	(579)	1,693	1,114	2,636	3,712	6,348

Interest expense:
NOW and money market accounts	(517)	698	181	(430)	909	479
Savings accounts	(67)	241	174	(54)	303	249
Certificates of deposit	296	2,951	3,247	997	8,128	9,125
Federal Home Loan Bank advances	(124)	627	503	213	1,284	1,497

Total interest-bearing liabilities	(412)	4,517	4,105	726	10,624	11,350

Net increase (decrease) in net interest income	$(167)	$(2,824)	$(2,991)	$1,910	$(6,912)	$(5,002)

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110